Exhibit  10.36

Void after 5:00 p.m., New York Time on August 30, 2011

Warrant to Purchase 1,125,000 Shares of Common Stock

WARRANT TO PURCHASE COMMON STOCK

OF

ULURU INC.

THIS WARRANT AND THE SECURITIES INTO WHICH IT IS EXERCISABLE (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH AN OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

FOR VALUE RECEIVED, Uluru, Inc., a corporation organized under the laws of Nevada (the “Company”), grants the following rights to Prenox, LLC and/or its assigns (the “Holder”):

ARTICLE 1. DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Securities Purchase Agreement by and among the Company, the Holder and the other party thereto entered into on October 12, 2005 (as amended, the “Purchase Agreement”). As used in this Warrant, the following terms shall have the following meanings:

“Corporate Office” shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered.

“Exercise Date” shall mean any date on which the Holder gives the Company a Notice of Exercise in compliance with the terms of Exhibit E to the Purchase Agreement.

“Exercise Price” shall mean the Fixed Price per share of Common Stock, subject to adjustment as provided herein.

“Expiration Date” shall mean 5:00 p.m. (New York time) on August 30, 2011.

“Fair Market Value” shall have the meaning set forth in Section 2.2(b).

“Fixed Price” shall mean US$1.25.

“Market Value” shall have the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Warrant Shares” shall mean the shares of the Common Stock issuable upon exercise of this Warrant.

ARTICLE 2. EXERCISE AND AGREEMENTS

2.1 Exercise of Warrant; Sale of Warrant and Warrant Shares. This Warrant shall entitle the Holder to purchase, at the Exercise Price, One Million One Hundred Twenty Five Thousand (1,125,000) shares of Common Stock; the number of Warrant Shares shall be subject to adjustment in accordance with Section 2.7. This Warrant shall be exercisable at any time and from time to time from the date hereof and prior to the Expiration Date (the “Exercise Period”). This Warrant and the right to purchase Warrant Shares hereunder shall expire and become void on the Expiration Date.

2.2 Manner of Exercise.

(a) The Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 10,000 Warrant Shares, except upon an exercise of this Warrant with respect to the remaining balance of Warrant Shares purchasable hereunder at the time of exercise), by delivering to the Escrow Agent pursuant to the Escrow Agreement incorporated herein by reference (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto, (ii) the certificate representing this Warrant and (iii) a bank cashier’s or certified check for the aggregate Exercise Price of the Warrant Shares being purchased (unless this Warrant is exercised through a Warrant Exchange as set forth in Section 2.2(b) below).

(b) The Holder may, at its option, in lieu of paying cash for the Warrant Shares, exercise this Warrant by an exchange, in whole or in part (a “Warrant Exchange”), by delivery to the Escrow Agent of (i) a duly executed Notice of Exercise electing a Warrant Exchange and (ii) the certificate representing this Warrant. In connection with any Warrant Exchange, the Holder shall be deemed to have paid for the Warrant Shares an amount equal to the Fair Market Value of each Warrant delivered, and the Warrant shall be deemed exercised for the amount so paid. For this purpose, the Fair Market Value of each Warrant is the difference between the Market Value of a share of Common Stock and the Exercise Price on the Exercise Date. Market Value shall mean the average Closing Bid Price of a share of Common Stock during the ten (10) Trading Days ending on the Exercise Date.

(c) Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determining of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K or 10-KSB, Form 10-Q or 10-QSB, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage up to 9.99% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

2.3 Termination. All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

2.4 No Rights Prior to Exercise. This Warrant shall not entitle the Holder to any voting or other rights as a stockholder of the Company.

2.5 Fractional Shares. No fractional shares shall be issuable upon exercise of this Warrant, and the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. If, upon exercise of this Warrant, the Holder hereof would be entitled to receive any fractional share, the Company shall issue to the Holder one additional share of Common Stock in lieu of such fractional share.

2.6 Escrow. The Company previously entered into the Escrow Agreement and acknowledges and agrees (i) that the delivery of Warrant Shares shall be subject to the terms of the Escrow Agreement and (ii) to deposit with the Escrow Agent thereunder stock certificates registered in the name of the Holder, each representing a number of shares of Common Stock (in denominations specified by the Purchaser) equal, in the aggregate, to the total number of Warrant Shares for which this Warrant is exercisable, assuming exercise of this Warrant in full on the date hereof without regard to any limitations on exercise. The Company shall deposit additional certificates for Warrant Shares upon request by the Escrow Agent pursuant to the Escrow Agreement.

2.7 Adjustments to Exercise Price and Number of Securities.

(a) Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock or pay a dividend or make a distribution on its Common Stock in shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision, dividend or distribution or increased in the case of a combination.

(b) Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 2.7 (including subsection (f) of this Section 2.7), the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted to the nearest whole number by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

(c) Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the Holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property (except in the event the property is cash, then the Holder shall have the right to exercise the Warrant and receive cash in the same manner as other stockholders) receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 2.7. The foregoing provisions of this paragraph (c) shall similarly apply to successive consolidations or mergers.

(d) No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made upon the issuance of the Warrant Shares or upon the exercise of any options, rights, or warrants outstanding as of the date hereof and disclosed in Schedule 2.7(d) of this Warrant.

(e) Dividends and Other Distributions. In the event that the Company shall at any time while this Warrant is outstanding declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its stockholders any assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another, or any other thing of value, the Holder of this unexercised Warrant shall thereafter be entitled, in addition to the shares of Common Stock or other securities and property receivable upon the exercise assuming exercise thereof, to receive, upon the exercise of this Warrant, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Warrant had been exercised immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this subsection 2.7 (e). Nothing contained herein shall provide for the receipt or accrual by a Holder of cash dividends prior to the exercise by such Holder of this Warrant.

(f) Adjustment of Exercise Price upon Issuance of Common Stock or Common Stock Equivalents. If and whenever on or after the date of issuance of this Warrant, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than (i) Excluded Securities (as defined herein), or (ii) shares of Common Stock which are issued or deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined herein)) for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale the Exercise Price shall be reduced to the price equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the Exercise Price on the date immediately prior to the issuance or sale of such shares, multiplied by (b) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus, (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale. For purposes of determining the reduced Exercise Price under clause (f) of this Section 2.7, the following shall be applicable:

(i) Issuance of Options. If after the date hereof, the Company in any manner grants any rights, warrants or options to subscribe for or purchase Common Stock or convertible securities (“Options”) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any convertible securities issuable upon exercise of any such Option is less than the Exercise Price then in effect, then such shares of Common Stock underlying such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2.7(f), the lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such convertible securities shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option or upon conversion or exchange of any other convertible security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such convertible securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any convertible securities after the date hereof and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange thereof is less than the Exercise Price then in effect, then such shares of Common Stock underlying the convertible securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such convertible securities for such price per share. For the purposes of this Section 2.7(f)(ii), the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the convertible security and upon conversion or exchange of such convertible security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any Options for which adjustment of the Exercise Price had been or are to be made pursuant to Section 2.7(0(i), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or convertible securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2.7(f)(iii), if the terms of any Option or convertible security that was outstanding as of the date hereof are changed in the manner described in the immediately preceding sentence, then such Option or convertible security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment pursuant to this Section 2.7(f) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2.7(f), the following shall be applicable:

1)
Calculation of Consideration Received. If any Common Stock, Options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the gross amount received by the Company therefore. If any Common Stock, Options or convertible securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the market price of such securities on the date of receipt of such securities. If any Common Stock, Options or convertible securities are issued to the owners of the non- surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefore will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or convertible securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties and the fees and expenses of such appraiser shall be borne by the non-prevailing party.

2)
Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.001.

(v) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(vi) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in convertible securities or (2) to subscribe for or purchase Common Stock, Options or convertible securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(g) Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock (other than distributions or dividends referred to in Section 2.7(a)), by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), then, in each such case the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (A) the numerator shall be the closing bid price of the Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the closing bid price of the Common Stock on the trading day immediately preceding such record date.

(h) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2.7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Holder; provided, except in connection with a stock combination pursuant to Section 2.7(a), that no such adjustment pursuant to this Section 2.7 will increase the Exercise Price.

(i) Notices. Immediately upon any adjustment of the Exercise Price, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. The Company will give written notice to the Holder at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(j) Definitions. For purposes of this Warrant, the following terms shall have the meanings as set forth below:

(1) “Approved Stock Plan” means the employee benefit plan presently in effect which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company, including any amendment to such option plan approved by the shareholders of the company.

(2) “Excluded Securities” means any of the following: (a) any issuance by the Company of securities in connection with a strategic partnership or a joint venture (the primary purpose of which is not to raise equity capital), (b) any issuance by the Company of securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity which merger, consolidation or acquisition is approved by a majority of the independent members of the Board of Directors of the Company), (c) options to purchase shares of Common Stock pursuant to the Approved Stock Plan, (d) the issuance, or conversion or exercise, of any Other Securities and (e) any securities issued in connection with an equity or equity- linked financing pursuant to which all of the debentures issued pursuant to the Purchase Agreement, as amended, are redeemed in full.

(3) “Other Securities” means (i) those options and warrants of the Company issued prior to, and outstanding on, the date hereof as set forth on Schedule 2.7(d) attached hereto, (ii) the shares of Common Stock issuable on exercise of such options and warrants, provided such options and warrants are not amended after the date hereof, and (iii) the shares of Common Stock issuable upon conversion or exercise of the Debentures or Warrants issued pursuant to the Purchase Agreement ,as amended, or issued in connection with the Standby Equity Distribution Agreement, dated as of October 12, 2006, by and between the Company and Cornell Capital Partners, L.P.

2.8 Registration Rights. The Holder shall have the registration rights in the Investor Registration Rights Agreement as amended and restated.

ARTICLE 3. MISCELLANEOUS

3.1 Transfer. This Warrant may not be offered, sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and, if requested by the Company, a legal opinion reasonably satisfactory to the Company).

3.2  Transfer Procedure. Subject to the provisions of Section 3.1, the Holder may transfer or assign this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the “Transferee”), and surrendering this Warrant to the Company for reissuance to the Transferee and, in the event of a transfer or assignment of this Warrant in part, the Holder. (Each of the persons or entities in whose name any such new Warrant issued are herein referred to as a ‘Holder”).

3.2  Loss, Theft, Destruction or Mutilation. If this Warrant shall mutilated or defaced or be destroyed, lost or stolen, the Company shall execute deliver a new Warrant in exchange for and upon surrender and cancellation mutilated or defaced Warrant or, in lieu of and in substitution for such Warrant destroyed, lost or stolen, upon the Holder filing with the Company an affidavit that Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, Company shall be entitled, as a condition to the execution and delivery of such Warrant, to demand reasonably acceptable indemnity to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any so surrendered to the Company shall be canceled.

3.3  Notices. All notices and other communications from the Company Holder or vice versa shall be deemed delivered and effective when given personally, facsimile transmission with confirmation sheet at such address and/or facsimile as may have been furnished to the Company or the Holder, as the case may be, in by the Company or the Holder from time to time.

3.4  Waiver. This Warrant and any term hereof may be changed, waived, terminated only by an instrument in writing signed by the party against enforcement of such change, waiver, discharge or termination is sought.

3.5  Governing Law. This Warrant shall be governed by and construed accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law. Any action to enforce the terms of this Warrant exclusively heard in the county, state and federal Courts of New York and Country United States of America.

3.6  Signature. In the event that any signature on this Warrant is delivered facsimile transmission, such signature shall create a valid and binding obligation party executing (or on whose behalf such signature is executed) the same, with the force and effect as if such facsimile signature page were an original thereof.

3.7  Legal Fees. In the event any Person commences a legal action proceeding to enforce its rights under this Warrant, the non-prevailing party action or proceeding shall pay all reasonable and necessary costs and expenses (including reasonable and necessary attorney’s fees) incurred in enforcing such rights.

Dated: August 30, 2006

ULURU INC.

By:  /s/ Kerry P. Gray
Name: Kerry P. Gray
Title: President & CEO

Attest:  /s/ Daniel G. Moro
Name: Daniel G. Moro
Title: Vice President, Development

APPENDIX I

NOTICE OF EXERCISE

1.	The undersigned hereby elects (please check the appropriate box and fill in the blank spaces):

☐ to purchase ______ shares of Common Stock, $.001 par value per share, of Uluru Inc. at $.01 per share for a total of $______ and pursuant to the terms of the attached Warrant, and tenders herewith payment of the aggregate Exercise Price of such Warrant Shares in full; or

☐ to purchase _______ shares of Common Stock, $.001 par value per share, of Uluru Inc. pursuant to the cashless exercise provision under Section 2.2 (b) of the attached Warrant, and tenders herewith the number of Warrant Shares to purchase such Warrant Shares based upon the formula set forth in Section 2.2 (b).

2.	Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

Dated:	By:

Name:

Title: